UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012 (October 11, 2012)

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification Number)

333 West Sheridan Avenue, Oklahoma City, Oklahoma	73102-5015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated With Exit or Disposal Activities

In a news release issued on October 11, 2012, we announced plans to consolidate our U.S. personnel into a single operations group centrally located at Devon’s corporate headquarters in Oklahoma City. As a result, we will close our office in Houston and transfer operational responsibilities for assets in South Texas, East Texas and Louisiana to Oklahoma City. We expect to relocate a number of employees from Houston to Oklahoma City. This initiative is expected to be substantially completed by the end of the first quarter of 2013.

We estimate that we will incur approximately $125 million of total one-time restructuring costs in connection with this plan. This estimate includes $100 million of employee severance and relocation costs and $25 million of contract termination and other costs. Approximately $25 million of the employee costs relates to accelerated vesting of stock awards, which are non-cash charges. We expect to recognize the majority of the restructuring costs during the fourth quarter of 2012 and the first half of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Jeffrey A. Agosta

Jeffrey A. Agosta
Executive Vice President and Chief Financial Officer

Date: October 15, 2012

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